 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. )1

Unity Software Inc.
(Name of Issuer)

Common Stock, par value $0.000005 per share
(Title of Class of Securities)

91332U 10 1
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 91332U 10 1

1	NAME OF REPORTING PERSON

GCM Grosvenor USI SPV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		1,136,364 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

1,136,364 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,136,364 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%
12	TYPE OF REPORTING PERSON

OO

2

CUSIP No. 91332U 10 1

1	NAME OF REPORTING PERSON

GCM Investments GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		1,136,364 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

1,136,364 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,136,364 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%
12	TYPE OF REPORTING PERSON

OO

3

CUSIP No. 91332U 10 1

1	NAME OF REPORTING PERSON

Grosvenor Capital Management Holdings, LLLP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		1,136,364 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

1,136,364 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,136,364 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%
12	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 91332U 10 1

1	NAME OF REPORTING PERSON

Grosvenor Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Illinois
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		1,136,364 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

1,136,364 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,136,364 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%
12	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 91332U 10 1

1	NAME OF REPORTING PERSON

GCM, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		1,136,364 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

1,136,364 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,136,364 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%
12	TYPE OF REPORTING PERSON

OO

6

CUSIP No. 91332U 10 1

1	NAME OF REPORTING PERSON

GCM Grosvenor Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		1,136,364 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

1,136,364 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,136,364 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%
12	TYPE OF REPORTING PERSON

OO

7

CUSIP No. 91332U 10 1

1	NAME OF REPORTING PERSON

GCM Grosvenor Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		1,136,364 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

1,136,364 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,136,364 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%
12	TYPE OF REPORTING PERSON

CO

8

CUSIP No. 91332U 10 1

1	NAME OF REPORTING PERSON

GCM V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		1,136,364 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

1,136,364 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,136,364 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%
12	TYPE OF REPORTING PERSON

OO

9

CUSIP No. 91332U 10 1

1	NAME OF REPORTING PERSON

Michael J. Sacks
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		1,136,364 shares
PERSON WITH	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

1,136,364 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,136,364 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%
12	TYPE OF REPORTING PERSON

IN

10

CUSIP No. 91332U 10 1

Item 1(a).	Name of Issuer:

The name of the issuer is Unity Software Inc. (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

The address of the Issuer’s principal executive offices is 30 3rd Street, San Francisco, California 94103.

Item 2(a).	Name of Person Filing:
Item 2(b).	Address of Principal Business Office or, if None, Residence:
Item 2(c).	Citizenship:

This Schedule 13G is filed by:

1.	GCM Grosvenor USI SPV, LLC c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
2.	GCM Investments GP, LLC c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
3.	Grosvenor Capital Management Holdings, LLLP c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
4.	Grosvenor Capital Management, L.P. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Illinois
11

CUSIP No. 91332U 10 1

5.	GCM, L.L.C. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
6.	GCM Grosvenor Holdings, LLC c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
7.	GCM Grosvenor Inc. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: State of Delaware
8.	GCM V, L.L.C. c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: United States
9.	Michael J. Sacks c/o GCM Grosvenor 900 N. Michigan Avenue, Suite 1100 Chicago, Illinois 60611 Citizenship: United States

The foregoing persons are hereinafter sometimes referred to individually as a “Reporting Person” and collectively as the “Reporting Persons”.

Item 2(d).	Title of Class of Securities:

The class of securities to which this Schedule 13G relates is the Issuer’s common stock, par value $0.000005 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

The CUSIP number of the Common Stock is 91332U 10 1.

12

CUSIP No. 91332U 10 1

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.
a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
e)	☐	An investment advisor in accordance with § 240.13d-1(b)(1)(ii)(E);
f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act (15 U.S.C. 80a-3);
j)	☐	A non-U.S. Institution in accordance with § 240.13d-1(b)(1)(ii)(J);
k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

13

CUSIP No. 91332U 10 1

Item 4.	Ownership.
a)	Amount beneficially owned:

As of December 31, 2020, GCM Grosvenor USI SPV, LLC (“GCM SPV”) beneficially owned directly 1,136,364 shares (the “Shares”) of Common Stock. GCM Investments GP, LLC, as the managing member of GCM SPV, may be deemed to have shared voting control and investment discretion over the Shares. Grosvenor Capital Management Holdings, LLLP, as the sole member of GCM Investments GP, LLC, may be deemed to have shared voting control and investment discretion over the Shares. Grosvenor Capital Management, L.P., as manager of GCM SPV, may be deemed to have shared voting control and investment discretion over the Shares. GCM, L.L.C., as general partner of Grosvenor Capital Management, L.P., may be deemed to have shared voting control and investment discretion over the Shares. GCM Grosvenor Holdings, LLC, as the managing member of GCM, L.L.C., may be deemed to have shared voting control and investment discretion over the Shares. GCM Grosvenor Inc., as the sole member of GCM Grosvenor Holdings, LLC, may be deemed to have shared voting control and investment discretion over the Shares. GCM V, L.L.C., as a shareholder of GCM Grosvenor Inc., may be deemed to have shared voting control and investment discretion over the Shares. Michael J. Sacks, as managing member of GCM V, L.L.C., may be deemed to have shared voting control and investment discretion over the Shares.

The Reporting Persons and D1 Capital Partners L.P. (“D1 Capital”), an investment consultant to GCM SPV, may together be considered a “group” for purposes of Rule 13d-1 of the Exchange Act that may have been deemed to beneficially own in the aggregate in excess of 5% of the outstanding shares of Common Stock as of December 31, 2020. As a result, the Reporting Persons are filing this Schedule 13G to report their direct beneficial ownership of the Shares as of December 31, 2020. The shares of Common Stock beneficially owned directly by D1 Capital together with the Shares beneficially owned directly by GCM SPV as of December 31, 2020 are set forth in a Schedule 13G filed by D1 Capital on February 16, 2021.

The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any Shares owned by another Reporting Person, and the filing of this statement shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities. Furthermore, the Reporting Persons disclaim beneficial ownership of any shares of Common Stock held by D1 Capital and disclaim the existence of any such Section 13(d) “group”.

b)	Percent of class: The percentages used in this Schedule 13G are calculated based upon 273,537,000 shares of Common Stock outstanding as of December 31, 2020, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on February 4, 2021. Therefore, as of December 31, 2020, each of the Reporting Persons may be deemed to beneficially own less than 1% of the outstanding shares of the Common Stock.
14

CUSIP No. 91332U 10 1

c)	Number of shares as to which the person has:

Each of the Reporting Persons may be deemed to have:

1)	Sole power to vote or to direct the vote: 0 shares
2)	Shared power to vote or to direct the vote: 1,136,364 shares
3)	Sole power to dispose or to direct the disposition of: 0 shares
4)	Shared power to dispose or to direct the disposition of: 1,136,364 shares
Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

To the knowledge of each of the undersigned Reporting Persons, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in this Schedule 13G.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

15

CUSIP No. 91332U 10 1

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 19, 2021	GCM GROSVENOR USI SPV, LLC

	By:	GCM Investments GP, LLC (its managing member)

	By:	/s/ Burke J. Montgomery
		Name:	Burke J. Montgomery
		Title:	Secretary & Vice President

GCM INVESTMENTS GP, LLC

By:	Grosvenor Capital Management Holdings, LLLP (its sole member)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary & Vice President

GROSVENOR CAPITAL MANAGEMENT HOLDINGS, LLLP

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary & Vice President

GROSVENOR CAPITAL MANAGEMENT, L.P.

By:	GCM, L.L.C. (its general partner)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary & Vice President

16

CUSIP No. 91332U 10 1

GCM, L.L.C.

By:	GCM Grosvenor Holdings, LLC (its managing member)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	General Counsel & Secretary

GCM GROSVENOR HOLDINGS, LLC

By:	GCM Grosvenor Inc. (sole member)

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	General Counsel & Secretary

GCM GROSVENOR INC.

By:	/s/ Burke J. Montgomery
	Name:	Burke J. Montgomery
	Title:	Secretary & Vice President

GCM V, L.L.C.

By:	/s/ Michael J. Sacks
	Name:	Michael J. Sacks

/s/ Michael J. Sacks
MICHAEL J. SACKS

17